May 1, 2000

Mr. Daniel A. Silber
Chief Financial Officer
MedPlus, Inc.
8805 Governor's Hill Drive
Cincinnati, Ohio  45249

RE:     Waiver of Subordinated Debt Funding Restrictions

Dear Dan,

On June 8, 1999, MedPlus, Inc. issued an Amended and Restated Subordinated Note due 2004 (the "Note") to Strategic Associates, L.P. (the "Fund") with a face amount of $105,000. The terms of the Note explicitly state that "in every instance where the Company receives any cash from, or any cash is made available to it by, any event or source including but not limited to a corporate partnering up-front payment of any nature, equity financing or sale of assets, but specifically excluding (i) a sale of accounts receivable, (ii) any sales or licenses of Company products and/or services in what has heretofore been the ordinary course of business, (iii) any bank financing, credit facility or similar lending arrangement (including Senior Debt), and (iv) any sale by DiaLogos Incorporated of equity securities of DiaLogos, the Company shall immediately pay to the holders of the Notes an amount equal to the lesser of (1) the total amount of principal and interest remaining unpaid under the Note and (2) the total amount of cash received by the Company or made available to it in such instance."

In order to obtain financing to further your E-Health initiative, you have requested that the paragraph referred to above be waived until the earlier of either MedPlus, Inc. receiving in excess of $6,000,000 of additional non-operating funding (as defined in the paragraph above) or February 1, 2001. As per your request, and subject to the terms herein, the Fund agrees to the above modification to the terms of the Note.

This waiver is subject to the following terms and conditions:

- As of the date of acceptance of this waiver, MedPlus will grant to the Fund a warrant to purchase 1,385 shares of the Company's common stock. The warrants will have a five-year term and be granted with an exercise price equal to the closing market price of MedPlus' common stock as traded on the NASDAQ on April 24, 2000.

- If MedPlus receives additional non-operating funding, as defined, in excess of $6,000,000 during its fiscal 2001, MedPlus will utilize all excess proceeds to repay its outstanding subordinated debt commitment to the Fund and its affiliates.

- On June 25, 1999, Cahill, Warnock Strategic Partners Fund, L.P. was granted a warrant to purchase 37,064 shares of the Series A convertible preferred stock. This warrant does not become exercisable until the Company's common stock trades at a fair value of at least $7.17 over a 20-day period. The Company will amend the warrant to eliminate this restriction, making the warrant subject to immediate exercise.

- The Company will also amend the warrant to purchase 37,064 shares of the Series A convertible preferred stock to convert into common stock, at the option of the Fund. If the Fund so elects, the Company agrees to commence registration of the common shares, at the expense of the Company, beginning June 1, 2001.

- The Company agrees it will issue to the Fund, a warrant to purchase 5,250 common shares, subject to the same registration right as above, exercisable at $.01 per share, annually beginning
February 1, 2002, if the Note is not paid in full.

- The Note is scheduled to be redeemed in three equal annual installments beginning April 30, 2002. The Company agrees that if a scheduled payment has not been made when due, the amount of such scheduled payment will be exchanged into a debenture that is convertible into Series A convertible preferred stock, or an equivalent class of preferred, at the holder's option. This debenture will have a ten-year term, bear interest at 8% and be convertible into Series A convertible preferred stock at $1.729 per share, with the same conversion feature and registration right as the warrant to purchase 37,064 shares of the Series A convertible preferred stock.

- Review and approval of implementing documents by the Fund's legal counsel.


Sincerely,

/s/ Edward Cahill

Edward Cahill
General Partner
Strategic Associates, L.P.



AGREED AND ACCEPTED. MedPlus, Inc.

By: /s/ Philip S. Present II
Title:  Chief Operating Officer


Date:  May 26, 2000